Exhibit 4.1
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
AMENDMENT NO. 1, dated as of May 18, 2009 (this “Amendment No. 1”), to the Rights Agreement, dated as of May 4, 2009, between THE PEPSI BOTTLING GROUP, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment No. 1 but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);
WHEREAS, the Board of Directors of the Company desires to terminate the Rights Agreement and, concurrently therewith, to enter into a new rights agreement with Mellon Investor Services LLC;
WHEREAS, pursuant to Section 26 of the Rights Agreement, at any time prior to the time any Person becomes an Acquiring Person, and subject to certain exceptions set forth therein (and the discretion of the Rights Agent in the case of amendments or supplements affecting the Agent’s own rights, duties, obligations or immunities under the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement in any manner which the Company may deem necessary or desirable (including the date on which the Expiration Date shall occur) without the approval of any holder of the Rights;
WHEREAS, no Person has become an Acquiring Person as of the date hereof;
WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement as set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:
1.	The definition of “Expiration Date”, as set forth in Section 1 of the Rights Agreement, is hereby amended to read in its entirety:

“Expiration Date” shall have the meaning set forth in Section 7(b) of this Rights Agreement.

2.	Section 7(b) of the Rights Agreement is hereby amended to read in its entirety:

Subject to the other provisions of this Rights Agreement (including Section 7(e)), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Rights Agreement) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth (1/1,000th) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement) as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on May 18, 2009 (the “Final Expiration Date”) and (ii) the time at which the Rights are exchanged or redeemed as provided in Section 11 and Section 24 respectively (the earlier of clauses (i) and (ii) being referred to herein as the “Expiration Date”).

3.	The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment No. 1, mutatis mutandis.

4.	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

5.	This Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein, each of the Company and the Rights Agent hereby acknowledges and agrees that at 5:00 P.M., New York City time on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

6.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE PEPSI BOTTLING GROUP, INC.,
by
Name:
Title:

MELLON INVESTOR SERVICES LLC, as Rights Agent
by
Name:
Title: